Amerigo Energy, Inc. Reports Q1 Financials

Record Sales Reported Through Quest Solution, Inc. Subsidiary

HENDERSON, NV. May 19, 2014 (GLOBE NEWSWIRE) -- via PRWEB -- Amerigo Energy, Inc. "The Company" (OTCBB: AGOE), is pleased to announce financial results for the quarter ending March 31, 2014. The full 10-Q filing is available on the SEC's website: http://www.sec.gov

It should be noted the Company’s name and symbol change are pending FINRA approval as the PRE14C and DEF14C have been filed with the Securities and Exchange Commission.

Key financial results of operations for the quarter ended March 31, 2014 are summarized herein:

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Revenue for the 3 months ended March 31, 2014 was $9,650,265, whereas for the same period in 2013, the Company’s wholly owned subsidiary Quest Solution had revenues of $5,844,221.  Revenues increased approximately $3,806,044 or 65% due to increased sales from all of our divisions, along with increasing our sales efforts by adding a dedicated Solution and Services Director;

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Gross margin for the company was approximately 21% for the 3 months ended March 31, 2014, which is in line with the 2013 gross margin for the same period of 22.65%;

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Net income for the period was reported at $246,419, which included non-cash expenses of $347,261 related to expenses paid in 2013 for an insurance policy covering the company through November 2014, as well as the costs associated with the acquisition of Quest Solution of approximately $36,888, and the one-time losses related to canceling the previous license agreement with Le Flav Spirits of $93,578 as well as a $18,995 one-time write off from the same importer.

“We are pleased to release financials which demonstrate significant growth in our critical areas while maintaining what we feel is a highly desirable gross margin,” stated Kurt Thomet, President of Quest Solution, Inc. “It should be noted that the primary force behind the numbers is the company’s wholly owned subsidiary Quest Solution. Quest has been a true performer in what we view as a rich vertical and today’s numbers validate our purpose and intent to exploit this market opportunity.”

Milestones from the period include:

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Acquisition of Quest Solution, Inc.

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Quest Solution signs new $2 million contract with a nationwide specialty retailer

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Quest Solution being recognized by Motorola Solutions Empower Circle

“The sales increase reflects an aggressive sales effort during the fiscal year ended December 31, 2013,” added George Zicman, Vice President of Sales. “The success we’ve enjoyed thus far and the increase in our sales force gives us sufficient reason for optimism in the quarters ahead and we are optimistic about continued success in our identified markets.”

Quest is a leading provider in the technology, software, and mobile data collection systems business.  For more information www.QuestSolution.com

About the Amerigo Energy.

Amerigo Energy, Inc. has historically derived our revenues from various sources.  Our strategy has developed into leveraging management's relationships in the business world for investments for the Company.  The Company intends on continuing with its acquisition and holding strategy of existing companies with revenues and positive cash flow.

Through its wholly owned subsidiary, Quest Solution is a leading provider in the technology, software, and mobile data collection systems business.

Quest Solution is a national mobility systems integrator with a focus on design, delivery, deployment and support of fully integrated mobile solutions.  The Company takes a consultative approach by offering end to end solutions that include hardware, software, communications and full lifecycle management services. The highly tenured team of professionals simplifies the integration process and delivers proven problem solving solutions backed by numerous customer references.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995 Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance.  The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements.  Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved.  Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements.  Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Amerigo Energy, Inc. and Quest Solution's products, the introduction of new products, the Company's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company's liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in Amerigo Energy, Inc.'s filings with the United States Securities and Exchange Commission.  Examples of such forward looking statements in this release include statements regarding growth in our parts and vehicle sales and increases in our ability to produce new products.  For a more detailed description of the risk factors and uncertainties affecting Amerigo Energy or Quest Solution, please refer to the Company's recent Securities and Exchange Commission filings, which are available at www.sec.gov.  Amerigo Energy and Quest Solution undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information please contact:

Jason Griffith

702-399-9777